Exhibit 5

(FOLEY AND LARDNER LLP LETTERHEAD)

August 26, 2005
FOLEY & LARDNER LLP ATTORNEYS AT LAW 777 East Wisconsin Avenue Milwaukee, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX CLIENT/MATTER NUMBER 083697-0101

WPS Resources Corporation
700 North Adams Street
Green Bay, WI 54307-9001

Ladies and Gentlemen:

        We have acted as counsel for WPS Resources Corporation (the "Company"), a Wisconsin corporation, in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of 1,600,000 shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), with attached common stock purchase rights ("Rights") that may be issued pursuant to the WPS Resources Corporation 2005 Omnibus Incentive Compensation Plan (the "Plan"). The Common Stock with attached Rights is sometimes referred to herein collectively as the "Securities". The terms of the Rights are as set forth in that certain Rights Agreement, dated as of December 12, 1996, as amended, by and between the Company and American Stock Transfer & Trust Company as successor rights agent to U.S. Bank National Association and Firstar Trust Company (the "Rights Agreement").

        In connection with our representation, we have examined: (a) the Plan; (b) the Registration Statement; (c) the Restated Articles of Incorporation and Bylaws of the Company, as amended to date; (d) resolutions of the Board of Directors of the Company relating to the Plan; (e) the Rights Agreement; and (f) such other documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

        Based upon and subject to the foregoing, and assuming that (a) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (b) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement; and (c) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, we are of the opinion that:

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August 26, 2005

        1.    The Company is a corporation validly existing under the laws of the State of Wisconsin.

        2.    The shares of Common Stock covered by the Registration Statement, when issued and paid for pursuant to the terms and conditions of the Plan, and as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable, except with respect to wage claims of, or other debts owing to, employees of the Company for services performed, but not exceeding six months' service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law.

        3.    The Rights attached to the shares of Common Stock when issued pursuant to the terms of the Rights Agreement will be validly issued.

        We consent to the use of this opinion as an exhibit to the Registration Statement and the references to our firm therein. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

FOLEY & LARDNER LLP